Exhibit 10.2

FOR IMMEDIATE RELEASE

ARI ANNOUNCES EXECUTIVE CHANGE

Jeff Horn Resigns to Pursue Opportunities in the Real Estate Market

Milwaukee, Wis., August 4, 2006 — ARI (OTCBB:ARIS), a leading provider of technology-enabled business solutions that help equipment dealers build sales and profits, announced today that Jeffrey E. Horn, vice president of global sales and marketing, resigned effective August 1, 2006, to pursue opportunities in the real estate development market.

“It is with mixed feelings that I accepted Jeff’s resignation.  During his five years with ARI, he played a major role in refocusing the business, generating cash flow, and achieving sustained profitability.  On the other hand, as we strive to accelerate our revenue growth, we will have the opportunity for a fresh approach,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “While we will miss Jeff, we wish him well as he pursues a long-held dream to return to a field in which his family has been active and for which he earned his college degree,” added Dearing.  “I am grateful to Jeff for his years of service as well as for his willingness to stay through the end of our fiscal year which ended on July 31, 2006.”

According to Dearing, the search for a replacement is already underway.  “In the interim, some of the sales units will report to me and some to Tim Sherlock, vice president of finance and operations.  I am confident that we have the management strength and capacity to lead our sales team successfully until a replacement is found,” added Dearing.

About ARI

ARI is a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers in the manufactured equipment markets.  ARI currently provides approximately 89 parts catalogs (many of which contain multiple lines of equipment) for approximately 72 equipment manufacturers in the U.S. and Europe.  Approximately 81,000 catalog subscriptions are provided through ARI to more than 29,000 dealers and distributors in approximately 89 countries in a dozen segments of the worldwide equipment market including outdoor power, power sports, ag equipment, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and

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ARI Announces Executive Change

 provides expert catalog publishing and consulting services.  ARI also provides dealer marketing services, including technology-enabled direct mail, email and a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in England and France providing marketing and support of its products and services.

Contact:

Nancy Krajcir-Bennett

ARI Network Services, Inc.

Tel:  (414) 973-4380

Fax:  (414) 973-4357

E-mail:  krajcir@arinet.com